News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS JANUARY 2010
OPERATIONAL PERFORMANCE

HOUSTON, Feb. 1, 2010 – Continental Airlines (NYSE: CAL) today reported a January consolidated (mainline plus regional) load factor of 77.2 percent, 4.0 points above the January 2009 consolidated load factor, and a mainline load factor of 78.0 percent, 4.0 points above the January 2009 mainline load factor.  Both January load factors were records for the month.  The carrier reported a domestic mainline January load factor of 78.2 percent, 1.6 points above the January 2009 domestic mainline load factor, and a record international mainline load factor of 77.8 percent, 6.1 points above January 2009.

During January, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 82.3 percent and a mainline segment completion factor of 99.5 percent.

In January 2010, Continental flew 7.0 billion consolidated revenue passenger miles (RPMs) and 9.0 billion consolidated available seat miles (ASMs), resulting in a consolidated traffic increase of 8.5 percent and a capacity increase of 2.8 percent as compared to January 2009. In January 2010, Continental flew 6.3 billion mainline RPMs and 8.1 billion mainline ASMs, resulting in a mainline traffic increase of 8.6 percent and a mainline capacity increase of 3.1 percent as compared to January 2009. Domestic mainline traffic was 2.9 billion RPMs in January 2010, up 2.4 percent from January 2009, and domestic mainline capacity was 3.7 billion ASMs, up 0.2 percent from January 2009.

For January 2010, consolidated passenger revenue per available seat mile (RASM) is estimated to have decreased between 1.0 and 2.0 percent compared to January 2009, while mainline RASM is estimated to have decreased between 2.5 and 3.5 percent. For December 2009, consolidated passenger RASM decreased 4.1 percent compared to December 2008, while mainline passenger RASM decreased 4.8 percent compared to December 2008.

Continental’s regional operations had a January load factor of 70.7 percent, 4.2 points above the January 2009 regional load factor. Regional RPMs were 696.8 million and regional ASMs were 984.9 million in January 2010, resulting in a traffic increase of 7.4 percent and a capacity increase of 0.9 percent versus January 2009.

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,500 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 135 international destinations.   Continental is a member of Star Alliance, which overall offers 19,700 daily flights to 1,077 airports in 175 countries through its 26 member airlines.  With more than 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.

Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.  For the sixth consecutive year, FORTUNE magazine named Continental the No. 1 World’s Most Admired Airline on its 2009 list of World’s Most Admired Companies. For more company information, go to continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

PRELIMINARY TRAFFIC RESULTS
JANUARY	2010	2009	Change
REVENUE PASSENGER MILES (000)
Domestic	2,912,661	2,845,229	2.4	Percent

International	3,365,819	2,934,385	14.7	Percent
Transatlantic	1,489,850	1,316,265	13.2	Percent
Latin America	1,167,462	1,060,217	10.1	Percent
Pacific	708,507	557,903	27.0	Percent

Mainline	6,278,480	5,779,614	8.6	Percent
Regional	696,803	648,796	7.4	Percent
Consolidated	6,975,283	6,428,410	8.5	Percent
AVAILABLE SEAT MILES (000)
Domestic	3,724,256	3,715,726	0.2	Percent

International	4,327,218	4,094,507	5.7	Percent
Transatlantic	1,947,216	2,033,485	-4.2	Percent
Latin America	1,449,383	1,327,087	9.2	Percent
Pacific	930,619	733,935	26.8	Percent

Mainline	8,051,474	7,810,233	3.1	Percent
Regional	984,944	975,959	0.9	Percent
Consolidated	9,036,418	8,786,192	2.8	Percent
PASSENGER LOAD FACTOR
Domestic	78.2 Percent	76.6 Percent	1.6	Points

International	77.8 Percent	71.7 Percent	6.1	Points
Transatlantic	76.5 Percent	64.7 Percent	11.8	Points
Latin America	80.5 Percent	79.9 Percent	0.6	Points
Pacific	76.1 Percent	76.0 Percent	0.1	Points

Mainline	78.0 Percent	74.0 Percent	4.0	Points
Regional	70.7 Percent	66.5 Percent	4.2	Points
Consolidated	77.2 Percent	73.2 Percent	4.0	Points
ONBOARD PASSENGERS
Mainline	3,453,155	3,384,402	2.0	Percent
Regional	1,253,951	1,179,839	6.3	Percent
Consolidated	4,707,106	4,564,241	3.1	Percent
CARGO REVENUE TON MILES (000)
Total	64,381	63,103	2.0	Percent

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
JANUARY	2010	2009	Change
On-Time Performance 1	82.3%	77.4%	4.9	Points
Completion Factor 2	99.5%	99.3%	0.2	Points
December 2009 year-over-year consolidated RASM change			(4.1)	Percent
December 2009 year-over-year mainline RASM change			(4.8)	Percent
January 2010 estimated year-over-year consolidated RASM change			(1.0) - (2.0)	Percent
January 2010 estimated year-over-year mainline RASM change			(2.5) - (3.5)	Percent
January 2010 estimated average price per gallon of fuel, including fuel taxes			2.16	Dollars
First Quarter 2010 estimated average price per gallon of fuel, including fuel taxes			2.10	Dollars

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Segment Completion Percentage

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